Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Globalstar, Inc. of our report dated February 28, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Globalstar, Inc. for the year ended December 31, 2019 and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Oak Brook, Illinois
March 2, 2020